Exhibit 99.1

Jerash Holdings Reports Results for Fiscal 2022 Third Quarter;

Increases Revenue Guidance for Fourth Quarter

FAIRFIELD, N.J., February 10, 2022 – Jerash Holdings (US), Inc. (“Jerash”) (NASDAQ: JRSH), which manufactures and exports custom, ready-made sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2022 third quarter, ended December 31, 2021.

Financial Highlights – Fiscal 2022 Third Quarter Versus Fiscal 2021 Third Quarter

●	Record revenue of $36.8 million, an increase of 78.2 percent.

●	Gross profit of $6.9 million, an increase of 186.7 percent.

●	Gross margin of 18.8 percent, vs. 11.7 percent.

●	Net income of $1.7 million, or $0.13 per diluted share, vs. $94,000, or $0.01 per diluted share.

Fiscal 2022 Fourth Quarter Revenue Guidance

●	Fiscal 2022 fourth quarter revenue is expected to be in the range of $29 million to $31 million, vs. $23.8 million in fiscal 2021 fourth quarter.

“Continued strong demand from our global brand customers, along with our expanded manufacturing capacity, resulted in a significantly greater number of shipments during the third quarter,” said Sam Choi, Jerash’s chairman and chief executive officer. “As a result, we reported record high third quarter revenue, along with sharply increased profitability that, in part, reflected increased orders from higher margin, branded products.

“Our strong performance is also attributable to a loyal, dedicated and highly skilled workforce, including approximately 500 new employees who joined Jerash from our recently acquired operation, MK Garments,” said Choi. “It is gratifying that our progress is continuing and highly visible, with our existing factories in Jordan essentially booked through July 2022, and inquiries coming in from new customers that market quality global brands.”

Early in the third quarter, Jerash announced it had completed the acquisition of MK Garments, which operates a 71,000 square-foot manufacturing facility. The company assumed production at the facility in August 2021 and retained its employees.

Gilbert Lee, chief financial officer of Jerash, added, “We will continue to explore opportunities to further expand our manufacturing capacity in a prudent and strategic manner, based on commitments for new business from our existing and established customer prospects. Our balance sheet and cash position remain strong, with an added $6.3 million in net proceeds from a public offering of common stock that was completed in October 2021.”

Third Quarter Fiscal 2022 Results

Fiscal 2022 third quarter revenue rose 78.2 percent to a record $36.8 million, from $20.7 million in the same period last year, primarily due to higher shipments to the company’s two largest customers resulting from stronger demand and expanded capacity.

Gross profit increased 186.7 percent to $6.9 million in the fiscal 2022 third quarter, from $2.4 million in the same period last year. Gross margin expanded 710 basis points to 18.8 percent in the fiscal 2022 third quarter, up from 11.7 percent in the same period last year, reflecting a higher proportion of export sales to global brand customers in the U.S. with higher profit margin.

Operating expenses totaled $4.6 million in the fiscal 2022 third quarter, versus $2.4 million in the same period last year. The increase was primarily due to higher headcount following the completion of the acquisition of MK Garments in October 2021, an increase in stock-based compensation, and recruitment for new migrant workers.

Operating income rose to $2.3 million in the fiscal 2022 third quarter, up from $48,000 in the same period last year. Net income advanced to $1.7 million, or $0.13 per diluted share, in the fiscal 2022 third quarter, growing from $94,000, or $0.01 per diluted share, in the same period last year. Comprehensive income attributable to Jerash’s common stockholders increased to $1.7 million in the fiscal 2022 third quarter, from $111,000 in the same period last year.

Balance Sheet, Cash Flow and Dividends

Cash and restricted cash totaled $34.4 million, and net working capital was $57.7 million as of December 31, 2021. Net cash provided by operating activities was approximately $4.4 million for the fiscal 2022 third quarter, compared with $2.0 million for the same period last year.

On February 4, 2022, Jerash approved a regular quarterly dividend of $0.05 per share on its common stock, payable on February 22, 2022, to stockholders of record as of February 15, 2022.

Nine-Month Fiscal 2022 Results

Revenue for the first nine months of fiscal 2022 increased 69.2 percent to $112.4 million, from $66.5 million in the same period last year.

Gross profit doubled to $22.6 million for the first nine months of fiscal 2022, compared with $11.3 million for the same period last year. Gross margin increased 300 basis points to 20.1 percent for the first nine months of fiscal 2022, up from 17.1 percent in the same period last year.

Operating expenses for the fiscal 2022 year-to-date period was $12.4 million, compared with $7.1 million for the same period last year. Operating income rose to $10.2 million for the fiscal 2022 year-to-date period, or 9.1 percent of revenue, compared with $4.2 million, or 6.4 percent of revenue, for the same period last year.

Net income for the first nine months of fiscal 2022 advanced to $8.0 million, or $0.69 per diluted share, up from $3.5 million, or $0.31 per diluted share, in the same period last year. Comprehensive income attributable to Jerash’s common stockholders increased 134.5 percent to $8.2 million in the first nine months of fiscal 2022, compared with $3.5 million in the same period last year.

Conference Call

Jerash will host an investor conference call to discuss its fiscal 2022 third quarter results today, February 10, 2022, at 9:00 a.m. Eastern Time.

Phone:  877-545-0320 (domestic); 973-528-0002 (international)

Conference ID: 479811

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and JanSport), New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, Walmart and Costco. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 5,500 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may,” “would,” “could,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect,” “seek,” “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or new variants thereof, or the occurrence of another wave of cases and the impact it may have on the company’s operations, the demand for the company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980; jsfetcu@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2021	2020	2021	2020

Revenue, net	$36,815,023	$20,663,925	$112,414,881	$66,456,998
Cost of goods sold	29,904,287	18,253,070	89,768,624	55,111,823
Gross Profit	6,910,736	2,410,855	22,646,257	11,345,175

Selling, general and administrative expenses	4,259,796	2,362,603	11,797,698	7,067,109
Stock-based compensation expenses	319,101	-	634,914	42,151
Total Operating Expenses	4,578,897	2,362,603	12,432,612	7,109,260

Income from Operations	2,331,839	48,252	10,213,645	4,235,915

Other Income (Expense):
Other income (expense), net	(6,843)	66,357	(45,119)	126,535
Total other income (expense), net	(6,843)	66,357	(45,119)	126,535

Net income before provision for income taxes	2,324,996	114,609	10,168,526	4,362,450

Income tax expense	650,907	20,273	2,119,046	894,169

Net Income	1,674,089	94,336	8,049,480	3,468,281

Net loss attributable to noncontrolling interest	708	9	1,430	23
Net income attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$1,674,797	$94,345	$8,050,910	$3,468,304

Net Income	$1,674,089	$94,336	$8,049,480	$3,468,281

Other Comprehensive Income:
Foreign currency translation gain	42,190	16,743	121,915	16,902
Total Comprehensive Income	1,716,279	111,079	8,171,395	3,485,183
Comprehensive income attributable to noncontrolling interest	-	-	-	-
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$1,716,279	$111,079	$8,171,395	$3,485,183

Earnings Per Share Attributable to Common Stockholders:
Basic	$0.14	$0.01	$0.69	$0.31
Diluted	$0.13	$0.01	$0.69	$0.31

Weighted Average Number of Shares
Basic	12,290,840	11,325,000	11,654,039	11,325,000
Diluted	12,414,048	11,332,552	11,696,223	11,330,950

Dividend per share	$0.05	$0.05	$0.15	$0.15

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	March 31, 2021
	(Unaudited)
ASSETS
Current Assets:
Cash	$33,100,891	$21,126,090
Restricted cash	-	714,844
Accounts receivable, net	8,071,747	12,033,268
Tax recoverable	143,916	379,719
Inventories	21,482,341	25,035,966
Prepaid expenses and other current assets	3,265,983	2,329,289
Investment deposits	500,000	-
Advance to suppliers, net	1,807,348	3,036,693
Total Current Assets	68,372,226	64,655,869

Restricted cash - non-current	1,301,588	1,020,777
Long-term deposits	1,544,792	128,690
Deferred tax assets, net	148,663	148,663
Property, plant and equipment, net	8,834,278	5,699,506
Goodwill	499,282	-
Right of use assets	1,857,871	1,596,600
Total Assets	$82,558,700	$73,250,105

LIABILITIES AND EQUITY
Current Liabilities:
Credit facilities	$-	$612,703
Accounts payable	2,894,052	7,922,839
Accrued expenses	3,278,924	2,332,867
Income tax payable - current	2,161,061	1,803,175
Other payables	1,246,560	1,455,208
Advance from a customer	444,165	-
Operating lease liabilities - current	650,809	400,043
Total Current Liabilities	10,675,571	14,526,835

Operating lease liabilities - non-current	902,404	935,773
Income tax payable - non-current	961,048	1,094,048
Total Liabilities	12,539,023	16,556,656

Commitments and Contingencies

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,334,318 and 11,332,974 shares issued and outstanding respectively	12,334	11,333
Additional paid-in capital	22,205,181	15,301,268
Statutory reserve	346,315	346,315
Retained earnings	47,049,143	40,748,314
Accumulated other comprehensive gain (loss)	106,014	(15,901)
Total Jerash Holdings (US), Inc.’s Stockholder’s Equity	69,718,987	56,391,329

Noncontrolling interest	300,690	302,120
Total Equity	70,019,677	56,693,449

Total Liabilities and Equity	$82,558,700	$73,250,105

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$8,049,480	$3,468,281
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,511,963	1,230,002
Stock-based compensation expenses	634,914	42,151
Bad debt expense	221,584	62,860
Amortization of operating lease right-of-use assets	569,078	500,236
Changes in operating assets:
Accounts receivable	3,739,937	(4,951,339)
Inventories	3,553,625	3,420,003
Prepaid expenses and other current assets	(936,695)	193,163
Advance to suppliers	1,229,345	(2,037,596)
Changes in operating liabilities:
Accounts payable	(5,028,787)	1,551,377
Accrued expenses	946,057	(14,388)
Other payables	(208,649)	230,888
Advance from a customer	444,165	-
Operating lease liabilities	(612,953)	(534,808)
Income tax payable	460,805	544,198
Net cash provided by operating activities	14,573,869	3,705,028

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(2,317,327)	(553,308)
Acquisition of MK Garments	(2,700,000)	-
Acquisition deposit	(500,000)	-
Payment for long-term deposits	(1,544,792)	34,301
Net cash used in investing activities	(7,062,119)	(519,007)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payment	(1,750,081)	(1,698,750)
Repayment of short-term loan	(612,703)	(234)
Proceeds from short-term loan	-	807,298
Net proceeds from issuance of common stock	6,270,000	-
Net cash provided by (used in) financing activities	3,907,216	(891,686)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	121,802	16,713

NET INCREASE IN CASH	11,540,768	2,311,048

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	22,861,711	26,916,709

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$34,402,479	$29,227,757

CASH AND RESTRICTED CASH, END OF PERIOD	34,402,479	29,227,757
LESS: RESTRICTED CASH	-	2,709,397
LESS: NON-CURRENT RESTRICTED CASH	1,301,588	927,338
CASH, END OF PERIOD	$33,100,891	$25,591,022

Supplemental disclosure information:
Cash paid for interest	$147,677	$-
Income tax paid	$1,644,546	$347,689

Non-cash financing activities
Right of use assets obtained in exchange for operating lease obligations	$821,671	$524,612